                                                                    EXHIBIT 1

                             VISIBLE GENETICS INC.
                                 700 BAY STREET
                            TORONTO, ONTARIO, CANADA
                                    M5G 1Z6

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             ---------------------

    The 2001 Annual Meeting of Shareholders (the "Meeting") of Visible Genetics Inc. (the "Company") will be held at the Sheraton Centre Hotel, 123 Queen Street West, Toronto, Ontario, Canada M5H 2M9, on May 17, 2001 at
4:00 p.m. (Toronto time) for the following purposes:

   (1) To receive the 2000 Annual Report and the consolidated financial statements of the Company for the year ended December 31, 2000, together with the report of the auditors thereon;

   (2) To elect directors;

   (3) To appoint the auditors of the Company and authorize the Board of Directors to fix their remuneration; and

   (4) To transact such other business as may properly come before the Meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on April 7, 2001 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting.

    Enclosed is the 2000 Annual Report, which is not proxy solicitation material. Shareholders are invited to attend the Meeting. Shareholders who are unable to attend the Meeting are urged to complete, sign, date, and return the enclosed proxy promptly in the envelope provided.

    Dated at Toronto, Ontario, Canada, this 13th day of April, 2001.

                                          By Order of the Board of Directors

                                          Richard T. Daly
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER